EXHIBIT 23.2
Consent of Independent Auditors
The Board of Directors
SEI Investments Company:
We consent to the incorporation by reference in the registration statements (No. 2-73997, No. 333‑41343, No. 333-63709, No. 333-111224, No. 333-149549 and No. 333-197598) on Form S-8 of SEI Investments Company of our report dated February 22, 2016, with respect to the balance sheets of LSV Asset Management as of December 31, 2015 and 2014, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended, which report appears in the December 31, 2015 annual report on Form 10-K of SEI Investments Company.
/s/ KPMG LLP
Philadelphia, PA
February 22, 2016